THE CORPORATE FUND ACCUMULATION PROGRAM, INC.

FILE # 811-2642

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
1/25/00	Goldman Sachs 7.50 1/28/05	$1,000,000	$1,500,000,000	Goldman Sachs
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